Exhibit 10.27

SELECT COMFORT CORPORATION
EXECUTIVE PHYSICAL PLAN

SELECT COMFORT CORPORATION
EXECUTIVE PHYSICAL PLAN

TABLE OF CONTENTS

INTRODUCTION	1
ELIGIBILITY	1
WHEN COVERAGE ENDS	1
PLAN BENEFITS	1
CLAIMS PROCEDURES	2
Initial Claim Determination	2
Request for Review of a Denied Claim	2
Determination on Request for Review	2
General Claims Procedures Rules	3
Exhaustion of Administrative Remedies	3
Deadline to Commence a Lawsuit	3
Governing Law	3

COBRA CONTINUATION COVERAGE	3
COBRA Eligibility	4
Election of COBRA Continuation Coverage	4
Deadline to Elect COBRA Coverage	4
Length of COBRA Continuation Coverage	4
Procedures to Elect or Extend COBRA Continuation Coverage	4
Cost of COBRA Continuation Coverage	4

GENERAL PLAN INFORMATION	5
Plan Administrator/Named Fiduciary	5
Plan Year	5
Amendment and Termination of the Plan	5
Correction of Errors and Recovery of Excess Payments	5
Assignment of Benefits Prohibited	5
No Employment Rights	5
Certificates of Creditable Coverage	6
Funding	6
Tax Information	6
Grandfathered Notice	6
Indemnification	6

i

INTRODUCTION

Select Comfort Corporation (“Select Comfort”) adopted the Select Comfort Corporation Executive Physical Plan (“Plan”) effective January 1, 2014, to enable eligible employees to receive reimbursement of out-of-pocket costs associated with an annual physical exam.

ELIGIBILITY

Participation in the Plan is at the sole discretion of Select Comfort. Only employees of Select Comfort who are selected by Select Comfort’s Chief Human Capital Officer are eligible to participate in the Plan with coverage effective as of the date determined by Select Comfort’s Chief Human Capital Officer Spouses and dependent children of eligible employees are not eligible for coverage under the Plan.

The Plan is intended to qualify as a “top hat plan” under the Employee Retirement Income Security Act of 1974 (“ERISA”). Accordingly, to the extent required by Select Comfort to maintain such “top hat” treatment, eligibility is limited to employees Select Comfort determines are members of a select group of management or highly compensated employees. Select Comfort may also impose additional limitations on eligibility in its sole discretion.

Select Comfort’s classification of an employee as eligible or ineligible for this Plan is conclusive. No reclassification of a person’s status, for any reason, by a third party (whether by a court, governmental agency or otherwise and regardless of whether Select Comfort agrees to the reclassification) shall make the person retroactively or prospectively eligible to participate in this Plan. Any uncertainty regarding an individual’s classification will be resolved by excluding the person from eligibility.

WHEN COVERAGE ENDS

An eligible employee shall cease to be covered under the Plan as of the earlier of the date: (1) Select Comfort’s Chief Human Capital Officer [Insert title of person who selects who is eligible] determines, in his or her sole discretion, that such individual is no longer eligible to participate in this Plan or (2) such individual terminates employment with Select Comfort and its ERISA affiliates.

PLAN BENEFITS

Eligible employees are entitled to reimbursement of out-of-pocket costs incurred during the Plan Year with respect to medical diagnostic procedures and other services received by such eligible employees during an annual executive physical at Mayo Clinic in Rochester, Minnesota (“Mayo”). Reimbursement is only for amounts expended, or payment for, medical diagnostic procedures and other services that are not covered by the Select Comfort major medical plan, another employer medical plan (e.g., a spouse’s employer major medical plan), any insurance policy or under any federal or state law. If there is such a policy, plan or law in effect providing for reimbursement or payment of these same expenses, in whole or in part, then to the extent of the reimbursement provided under that policy, plan or law, no benefit is payable under this Plan.

After Mayo directly bills the eligible employee’s other medical coverage (if any), Mayo will bill Select Comfort for the eligible employee’s out-of-pocket costs associated with medical diagnostic procedures and other services. The eligible employee is responsible for amounts, if any, not reimbursed by the eligible employee’s major medical plan or this Plan. To be eligible for reimbursement under this Plan, a medical diagnostic procedure or other service expense must have been incurred while the eligible employee is covered by the Plan. An expense is “incurred” when the care that gives rise to the expense is provided, not when the service is billed or paid. No reimbursements are made for future projected expenses.

Select Comfort may require a signed statement from the eligible employee that the expense has not been (and will not be) reimbursed from another source and may require other information that it deems advisable, including a copy of the Explanation of Benefits form showing the amount covered by the eligible employee’s major medical plan.

CLAIMS PROCEDURES

Initial Claim Determination

All claims incurred during a given Plan Year must be received by Select Comfort within 60 days of the after the end of the Plan Year during which the claim is incurred.

If an eligible employee’s claim is not reimbursed in full, within 45 days of the date the claim is received, he or she will receive either: (i) a written notice of the decision or (ii) a notice describing the need for additional time due to reasons beyond the control of Select Comfort’s Chief Human Capital Officer to reach a decision (up to 15 additional days). If additional time is needed, the notice will describe the reasons for the extension and the date by which he or she can expect to receive a decision.

If the extension is required because the eligible employee needs to provide additional information in order for his or her claim to be decided, the notice will specifically describe the additional information needed. The eligible employee will then have 45 days from the date he or she received such notice to provide the requested information. The time between the date the notice is sent and the date the requested information is received from the eligible employee shall not count against the 30-day period (or 15-day extension, if applicable) for deciding the claim.

If the eligible employee’s claim is denied, in whole or in part, he or she will receive a written notice which includes:

•	the reason(s) for the denial;

•	the Plan provisions on which the denial is based;

•	a description of additional material (if any) needed to perfect the claim;

•	an explanation of his or her right to request a review; and

•
a statement of his or her right to file a civil action under section 502(a) of ERISA, if his or her claim is denied upon a request for review; and a statement indicating whether an internal rule, guideline, protocol or other similar criterion was relied on in deciding his or her claim and information explaining his or her right to request such information, free of charge.

Request for Review of a Denied Claim

If the eligible employee’s initial claim is denied and he or she disagrees with the decision, he or she may request that his or her denied claim be reviewed. Within 180 days of the date the eligible employee receives a benefit determination with which he or she disagrees, the eligible employee may submit a written request for review to Select Comfort’s Associate General Counsel - Employee Relations. The eligible employee’s request for review may (but is not required to) include issues, comments, documents, records, and other information relating to his or her claim that the eligible employee wants considered in reviewing the claim. The eligible employee may request reasonable access to, and copies of, all documents, records, and other information relevant to the denied claim, without charge.

Determination on Request for Review

Within 60 days after the eligible employee’s request for review is received, he or she will receive a written notice of the decision if upon review the denial of the claim is upheld, in whole or in part. The notice will include:

•	the reason(s) the denial was upheld;

•	the Plan provisions on which the denial is based;

•	an explanation of his or her right to request reasonable access to and copies of the relevant documents, records, and information used in the claims process without charge;

•	a description of any voluntary appeal procedures offered by the Plan;

•	a statement of his or her right to file a civil action under section 50(a) of ERISA if his or her claim is denied upon a request for review;

•	a statement indicating whether an internal rule, guideline, protocol or other similar criterion was relied on in deciding his or her claim and information; and

•	explaining his or her right to request such information, free of charge.

General Claims Procedures Rules

An eligible employee may have a lawyer or other representative help him or her with his or her claim at his or her own expense; provided, Select Comfort may require written authorization to verify that an individual has been authorized to act on his or her behalf.

An eligible employee’s casual inquiries and questions will not be treated as claims or request for a review unless the claim procedures described in this section are followed.

All decisions on claims and reviews of denied claims will be made by Select Comfort. This means Select Comfort has the sole authority, discretion and responsibility to interpret and apply the terms of the Plan and to determine all factual and legal questions under the Plan. Select Comfort has the discretionary authority to grant or deny benefits under the Plan. Benefits will only be paid if Select Comfort decides in its sole discretion that the eligible employee is entitled to benefits. All determinations, interpretations, rules, and decisions by Select Comfort shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

An eligible employee is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to any denied claim.

Exhaustion of Administrative Remedies

The exhaustion of the claim and review procedure is mandatory for resolving every claim and dispute arising under the Plan. In addition, in any legal action brought after an eligible employee has exhausted administrative remedies, all determinations made by Select Comfort shall be afforded the maximum deference permitted by law.

Deadline to Commence a Lawsuit

No action with respect to eligibility to participate or for any benefit under this Plan may be brought more than six months following the final decision in the final appeal review brought pursuant to the claim and appeal procedure. In no event can any action with respect to eligibility to participate or with respect to any benefit under this Plan be brought more than one year after the date the event giving rise to the claim occurred.

Governing Law

To the extent not preempted by ERISA or other federal law, any questions, claims, disputes or litigation concerning or arising from the Plan will be governed by the laws of Minnesota. Any action against the Plan or Select Comfort with respect to this Plan must be brought in a court of competent jurisdiction located in the State of Minnesota.

COBRA CONTINUATION COVERAGE

This section contains information about an eligible employee’s right to COBRA continuation coverage, which is a temporary extension of group health plan coverage after he or she loses coverage in certain circumstances. This Plan is subject to COBRA. An election to continue COBRA coverage under this Plan is separate from an eligible employee’s election to continue coverage under other Select Comfort group health plans (such as the company’s major medical plan).

Under COBRA an eligible employee may elect continued coverage (i.e., right to reimbursement of out-of-pocket costs associated with medical diagnostic procedures and other services during an annual physical examination at Mayo) at a cost of 102% of the cost of the benefit.

Select Comfort administers COBRA coverage under the Plan. Select Comfort’s address is:

Select Comfort Corporation
9800 59th Avenue North
Plymouth, MN 55422
Attn: Benefits

COBRA Eligibility

An eligible employee will become a qualified beneficiary if he or she loses coverage under the Plan because the eligible employee has one of the following “qualifying events”:

(a)	hours of employment are reduced or

(b)	employment ends for any reason other than his or her gross misconduct.

Election of COBRA Continuation Coverage

To elect COBRA, an eligible employee must complete the Election Form that is part of the Plan’s COBRA election notice and mail or hand-deliver it to Select Comfort. An election notice will be provided to the eligible employee at the time of a qualifying event. If the qualified beneficiary timely elects COBRA continuation coverage, COBRA continuation coverage will begin on the day immediately following the qualifying event.

Deadline to Elect COBRA Coverage

If mailed, an eligible employee’s election must be postmarked (and if hand delivered, his or her election must be received by the individual at the address specified on the Election Form) no later than 60 days after the date the COBRA election notice is provided to the eligible employee (or, if later, 60 days after the date that Plan coverage is lost). IF AN ELIGIBLE EMPLOYEE DOES NOT SUBMIT A COMPLETED COBRA ELECTION FORM BY THE DUE DATE, HE OR SHE WILL LOSE HIS OR HER RIGHT TO ELECT COBRA UNDER THIS PLAN.

Length of COBRA Continuation Coverage

COBRA continuation coverage is a temporary continuation of coverage. COBRA continuation coverage generally lasts for up to 18 months, provided timely payment is made for the benefit.

The 18-month period of COBRA continuation coverage can be extended due to disability in certain cases.

Procedures to Elect or Extend COBRA Continuation Coverage

To elect or extend COBRA continuation coverage, an eligible employee must provide written notice to Select Comfort at the address listed at the beginning of this section. The eligible employee may deliver written notice by mail, facsimile or by hand. Verbal notice, including notice by telephone, is not sufficient.

Cost of COBRA Continuation Coverage

A qualified beneficiary must pay the entire cost of COBRA continuation coverage. The amount a qualified beneficiary will be required to pay will equal 102% of the cost of Plan coverage.

If an eligible employee is eligible for an 11-month extension of continuation coverage due to disability, he or she will be required to pay 150% of the otherwise applicable cost during such 11-month extension period.

GENERAL PLAN INFORMATION

Plan Administrator/Named Fiduciary

Select Comfort is the Plan Administrator, Plan Sponsor and named fiduciary. Select Comfort has the sole authority, discretion and responsibility to interpret and apply the terms of the Plan and to determine all factual and legal questions under the Plan, including entitlement to benefits and resolution of claims and appeals related to benefits, unless authority to make such determinations is delegated by the Plan Administrator to another person or third party. Benefits under the Plan will be paid only if the Plan Administrator (or the person or entity to whom it has delegated authority) decides in its discretion that the claimant is entitled to them. The Plan Administrator may adopt such rules as it deems necessary, desirable, or appropriate.

All determinations, interpretations, rules and decisions of the Plan Administrator are made in its sole discretion and are conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

Questions concerning the Plan can be directed to the Benefits Department at the following address:

Director, Total Rewards and Human Capital Services
Select Comfort Corporation
9800 59th Ave N
Minneapolis, MN 55442

Plan Year

January 1-December 31

Amendment and Termination of the Plan

Select Comfort reserves the right to, at any time, amend or terminate the Plan in its sole discretion. Select Comfort’s right to amend or terminate the Plan includes, but is not limited to, changes in the eligibility requirements and benefits provided. If the Plan is amended or terminated, eligible employees will be subject to all the changes effective as a result of such amendment or termination and their rights will be reduced, terminated, altered or increased accordingly, as of the effective date of the amendment or termination. Eligible employees do not have ongoing rights to any Plan benefit. The Plan does not provide any vested benefits.

Correction of Errors and Recovery of Excess Payments

Select Comfort has the right to correct any errors that may occur in administering the Plan. As a condition of participating in the Plan, Select Comfort has a right to recover any excess benefit payments. Excess payments can occur if benefits from Select Comfort, or from Select Comfort and other sources (including, but not limited to, Select Comfort’s major medical plan) combined, exceed those due to an eligible employee under the Plan. Excess payments may also occur if benefits were paid because of a mistake or incorrect information regarding an eligible employee’s entitlement to benefits. Select Comfort will recover any excess amount paid to an eligible employee by:

•	reducing or suspending future benefit payments;

•	requesting direct payment from the eligible employee or withholding wages; or

•	any other method allowed by law.

Assignment of Benefits Prohibited

An eligible employee cannot assign, encumber or otherwise anticipate the payments to be made under the Plan.

No Employment Rights

Becoming a participant in the Plan does not assure an eligible employee continued employment or right to benefits.

Certificates of Creditable Coverage

Prior to January 1, 2015, certificates of creditable coverage will be issued upon a loss of coverage under the Plan, to the extent required by law.

Funding

Benefits under the Plan are paid directly from the general assets of Select Comfort. There is no trust or other account and no specific property of Select Comfort is in any manner dedicated to or segregated for payment of such benefits.

Tax Information

Select Comfort does not guarantee any specific tax impact from participating in the Plan. Eligible employees are responsible for understanding the tax implications of participating in this Plan.

Grandfathered Notice

Select Comfort believes the Plan is a grandfathered health plan under the Patient Protection and Affordable Care Act (the “Affordable Care Act”). As permitted by the Affordable Care Act, a grandfathered health plan can preserve certain basic health coverage that was already in effect when that law was enacted. Being a grandfathered health plan means that the Plan may not include certain consumer protections of the Affordable Care Act that apply to other plans, for example, the requirement for the provision of preventive health services without any cost sharing. However, grandfathered health plans must comply with certain other consumer protections in the Affordable Care Act, for example, the elimination of any lifetime limits on benefits. Questions regarding which protections apply and which protections do not apply to a grandfathered health plan and what might cause a plan to change from grandfathered health plan status can be directed to the Plan Administrator at Director, Total Rewards and Human Capital Services, 9800 59th Avenue North, Plymouth, MN 55422. An eligible employee may also contact the Employee Benefits Security Administration, U.S. Department of Labor at 1‑866‑444‑3272 or www.dol.gov/ebsa/healthreform. This website has a table summarizing which protections do and do not apply to grandfathered health plans.

Indemnification

To the greatest extent permitted by law, Select Comfort agrees to indemnify each director, officer and employee against any and all liabilities, claims, losses, damages, costs and expenses (including attorneys’ fees) of every kind and nature that may be imposed on, incurred by or asserted against such person at any time by reason of such person’s services provided in connection with the Plan (other than as an eligible employee covered by the Plan), but only if such person did not act dishonestly or in bad faith or in willful violation of the law or regulations under which such liability, loss, damage, cost or expense arises.